Exhibit 99.4

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2017 SECOND QUARTER FINANCIAL RESULTS

Clarksville, Indiana—April 27, 2017. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income and net income available to common shareholders of $2.2 million, or $0.94 per diluted common share, for the quarter ended March 31, 2017 compared to net income and net income available to common shareholders of $1.6 million, or $0.70 per diluted common share, for the quarter ended March 31, 2016.

Net interest income increased $1.1 million for the quarter ended March 31, 2017 as compared to the same period in 2016. Interest income increased $1.1 million when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $89.0 million, from $688.1 million for 2016 to $777.1 million for 2017, and an increase in the average tax-equivalent yield from 4.31% for 2016 to 4.43% for 2017. Interest expense increased $4,000 when comparing the two periods due to an increase in the average balance of interest-bearing liabilities of $60.1 million, from $582.1 million for 2016 to $642.2 million for 2017, which more than offset a decrease in the average cost of interest-bearing liabilities, from 0.71% for 2016 to 0.64% for 2017.

The Company recognized $375,000 in provision for loan losses for the quarter ended March 31, 2017, due primarily to growth in the commercial real estate loan portfolio, as compared to $125,000 of provision for loan losses recognized for the quarter ended March 31, 2016. The loan portfolio increased $14.8 million for the 2017 quarter as compared to an increase of $18.3 million for the 2016 quarter. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, decreased $172,000, from $3.9 million at September 30, 2016 to $3.7 million at March 31, 2017. The Company recognized net charge-offs of $76,000 for the 2017 quarter as compared to net charge-offs of $18,000 for the 2016 quarter.

Noninterest income increased $599,000 for the quarter ended March 31, 2017 as compared to the same period in 2016. The increase was due primarily to the recognition of net gain on sales of loans guaranteed by the U.S. Small Business Administration (“SBA”) of $949,000 in the second quarter of 2017. There were no comparable gains in 2016. The increase in net gain on sales of SBA guaranteed loans was offset by a decrease in real estate lease income of $163,000 due to the sale of the Company’s commercial real estate development in September 2016 and the recognition of a $226,000 impairment loss on a tax credit investment during the quarter ended March 31, 2017.

Noninterest expense increased $834,000 for the quarter ended March 31, 2017 as compared to the same period in 2016 primarily due to an increase in compensation and benefits of $852,000. The increase was attributable to the addition of new employees to support the Company’s SBA lending activities as well as normal salary and benefits adjustments.

The Company recognized income tax expense of $413,000 for the quarter ended March 31, 2017, for an effective tax rate of 15.8% as compared to income tax expense of $389,000, for an effective tax rate of 19.2%, for the same period in 2016. The decrease in effective tax rate was due to the recognition of $249,000 in historic tax credits and an increase in tax-exempt securities income of $192,000 for the quarter ended March 31, 2017 as compared to 2016.

Results of Operations for the Six Months Ended March 31, 2017 and 2016

The Company reported net income and net income available to common shareholders of $4.5 million, or $1.94 per diluted common share, for the six-month period ended March 31, 2017 compared to net income of $2.9 million and net income available to common shareholders of $2.8 million, or $1.22 per diluted common share, for the six-month period ended March 31, 2016.

Net interest income increased $1.9 million for the six-months ended March 31, 2017 as compared to the same period in 2016. Interest income increased $2.0 million when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $76.6 million, from $681.5 million for 2016 to $758.1 million for 2017, and an increase in the average tax-equivalent yield from 4.37% for 2016 to 4.47% for 2017. Interest expense increased $58,000 due to an increase in the average balance of interest-bearing liabilities of $59.6 million, from $573.7 million for 2016 to $633.3 million for 2017, which more than offset a decrease in the average cost of interest-bearing liabilities, from 0.70% for 2016 to 0.65% for 2017.

The Company recognized $681,000 in provision for loan losses for the six-months ended March 31, 2017, due primarily to growth in the loan portfolio, as compared to $125,000 of provision for loan losses recognized for the six-months ended March 31, 2016. The loan portfolio increased $31.2 million for the six-months ended March 31, 2017 as compared to an increase of $21.5 million for the same period in 2016. The Company recognized net charge-offs of $85,000 for the six-months ended March 31, 2017 as compared to net recoveries of $2,000 for the same period in 2016.

Noninterest income increased $1.0 million for the six months ended March 31, 2017 as compared to the same period in 2016. The increase was due primarily to an increase in net gain on sales of loans guaranteed by the SBA of $1.7 million, which more than offset decreases in net gain (loss) on trading account securities and real estate lease income of $499,000 and $326,000, respectively. The decrease in net gain (loss) on trading account securities is due to market volatility in the municipal bond sector during the six months ended March 31, 2017. The decrease in real estate lease income is due to the sale of the Company’s commercial real estate development in September 2016.

Noninterest expense increased $482,000 for the six-months ended March 31, 2017 as compared to the same period in 2016. The increase was due primarily to increases in compensation and benefits of $830,000, which more than offset decreases in net (gain) loss on other real estate owned and professional fees of $159,000 and $111,000, respectively. The increase in compensation and benefits expense was attributable to the addition of new employees to support the Company’s SBA lending activities as well as normal salary and benefits adjustments. The decrease in (gain) loss on other real estate owned was due primarily to the recognition of previously deferred gains for properties sold and financed by the Company. Professional fees decreased primarily from reduced performance-based investment advisor fees on the trading account securities portfolio.

The Company recognized income tax expense of $1.1 million for the six-months ended March 31, 2017, for an effective tax rate of 19.4% as compared to income tax expense of $856,000, for an effective tax rate of 22.9%, for the same period in 2016. The decrease in effective tax rate was due primarily to the aforementioned recognition of $249,000 in historic tax credits during 2017 and an increase in tax-exempt securities income of $209,000 for the six months ended March 31, 2017 as compared to the same period in 2016.

Comparison of Financial Condition at March 31, 2017 and September 30, 2016

Total assets increased $44.1 million, from $796.5 million at September 30, 2016 to $840.6 million at March 31, 2017. Net loans increased $30.6 million, due primarily to continued growth in the commercial real estate loan portfolio and to an increase in SBA-guaranteed loans held for sale of $10.9 million. Total deposits increased $51.8 million due primarily to increases in noninterest-bearing demand deposit and interest-bearing demand deposit accounts of $18.9 million and $32.8 million, respectively. The increase in interest-bearing demand deposits was due primarily to an increase in cash management accounts.

Stockholders’ equity increased $1.1 million, from $86.6 million at September 30, 2016 to $87.7 million at March 31, 2017, due to net income, less dividends, of $3.9 million partially offset by a decrease of $3.0 million in accumulated other comprehensive income. At March 31, 2017, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fourteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
OPERATING DATA:	2017	2016	2017	2016
(In thousands, except share and per share data)

Total interest income	$8,219	$7,147	$16,230	$14,273
Total interest expense	1,032	1,028	2,054	1,996

Net interest income	7,187	6,119	14,176	12,277
Provision for loan losses	375	125	681	125

Net interest income after provision for loan losses	6,812	5,994	13,495	12,152

Total noninterest income	1,861	1,262	3,736	2,706
Total noninterest expense	6,066	5,232	11,606	11,124

Income before income taxes	2,607	2,024	5,625	3,734
Income tax expense	413	389	1,094	856

Net Income	$2,194	$1,635	$4,531	$2,878

Less: Preferred stock dividends declared	-	(19)	-	(62)

Net Income available to common shareholders	$2,194	$1,616	$4,531	$2,816

Net Income per share, basic	$0.99	$0.73	$2.05	$1.28
Weighted average common shares outstanding, basic	2,220,773	2,204,787	2,212,955	2,195,727

Net Income per share, diluted	$0.94	$0.70	$1.94	$1.22
Weighted average common shares outstanding, diluted	2,344,419	2,303,946	2,336,746	2,300,695

Performance ratios (three and six month data annualized):
Return on average assets	1.06%	0.87%	1.11%	0.77%
Return on average equity	10.23%	7.43%	10.54%	6.27%
Return on average common stockholders' equity	10.23%	8.15%	10.54%	7.26%
Interest rate spread	3.79%	3.60%	3.82%	3.67%
Net interest margin	3.90%	3.72%	3.93%	3.78%
Efficiency ratio	65.41%	70.88%	63.99%	74.24%

	March 31,	September 30,	Increase
FINANCIAL CONDITION DATA:	2017	2016	(Decrease)
(Dollars in thousands, except per share data)

Total assets	$840,602	$796,516	$44,086
Cash and cash equivalents	33,560	29,342	4,218
Investment securities	184,333	186,914	(2,581)
Gross loans	556,891	525,733	31,158
Allowance for loan losses	7,718	7,122	596
Earning assets	781,750	738,925	42,825
Goodwill	7,936	7,936	-
Core deposit intangible	865	1,037	(172)
Deposits	631,245	579,467	51,778
FHLB borrowings	113,050	121,633	(8,583)
Total liabilities	752,948	709,936	43,012
Stockholders' equity	87,654	86,580	1,074

Book value per common share	39.09	39.27	(0.18)
Tangible book value per common share (1)	35.16	35.20	(0.04)

Non-performing assets:
Nonaccrual loans	3,530	3,875	(345)
Accruing loans past due 90 days	195	22	173
Troubled debt restructurings classified as performing loans	7,440	7,486	(46)
Foreclosed real estate	303	519	(216)

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.39%	1.35%	0.03%
Allowance for loan losses as a percent of nonperforming loans	207.19%	182.76%	24.44%
Nonperforming loans as a percent of total gross loans	0.67%	0.74%	-0.07%
Nonperforming assets as a percent of total assets	1.36%	1.49%	-0.13%

(1) See non-GAAP financial measures for additional information relating to calculation of this item

NON-GAAP FINANCIAL MEASURES:

The following non-GAAP financial measure used by the Company provides information useful to investors in understanding the Company's performance. The Company believes the tangible common equity figures are important because of their widespread use by investors as a means to evaluate capital adequacy, as they reflect the level of capital available to withstand unexpected market conditions. The following table summarizes the non-GAAP financial measure derived from amounts reported in the Company's consolidated financial statements.

	March 31,	September 30,
Tangible Book Value Per Common Share:	2017	2016
(Dollars in thousands, except per share data)

Total common stockholders' equity	$87,654	$86,580
Less: goodwill and core deposit intangibles	(8,801)	(8,973)
Tangible common equity	78,853	77,607

Common shares outstanding	2,242,454	2,204,787

Tangible book value per common share	$35.16	$35.20